As filed with the Securities and Exchange Commission on November 30, 2017

Registration No. 333-52852

Registration No. 333-91755

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

FILE NO. 333-52852

POST-EFFECTIVE AMENDMENT NO. 1

FILE NO. 333-91755

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICROSOFT CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1144442
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Microsoft Way

Redmond, Washington 98052-6399

(Address of principal executive offices, including zip code)

Microsoft Corporation 2017 Stock Plan

Microsoft Corporation 2001 Stock Plan

Microsoft Corporation 1999 Stock Plan for Non-Employee Directors

(Full title of the plans)

John A. Seethoff

Vice President, Deputy General Counsel, Corporate, External, and Legal Affairs,

and Corporate Secretary

One Microsoft Way

Redmond, Washington 98052-6399

(425) 882-8080

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On November 29, 2017 (the “Effective Date”), the shareholders of Microsoft Corporation (“Microsoft”) approved the Microsoft Corporation 2017 Stock Plan (the “2017 Plan”). The total number of shares of Microsoft common stock that may be granted under the 2017 Plan includes, in addition to 308,000,000 new shares (registered concurrently on a new registration statement on Form S-8), (i) the number of shares available for future awards under the Microsoft Corporation 2001 Stock Plan (the “2001 Plan”) as of the Effective Date, less 2,000,000 shares reserved for issuance of French-qualified stock awards under the 2001 Plan, (ii) the number of shares available for future awards under the Microsoft Corporation 1999 Stock Plan for Non-Employee Directors as of the Effective Date, and (iii) the number of undelivered shares subject to outstanding awards under the 2001 Plan that again become available for future awards under the 2017 Plan as provided for in the 2017 Plan (the shares described in (i), (ii) and (iii), the “Prior Plans’ Shares”).

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 2 to Registration Statement No 333-52852 and this Post-Effective Amendment No. 1 to Registration Statement No. 333-91755 (together, the “Post-Effective Amendments”) are hereby filed to cover the issuance of the Prior Plans’ Shares pursuant to the 2017 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Microsoft with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a) Microsoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed on August 2, 2017, which contains Microsoft’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) Microsoft’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, filed on October 26, 2017, which contains unaudited interim financial statements;

(c) Microsoft’s Current Reports on Form 8-K filed on September 19, 2017 and November 30, 2017; and

(d) The description of Microsoft’s common stock contained in a registration statement on Form S-3 filed on September 16, 2003, including any amendments thereto (file number 333-108843).

All documents filed by Microsoft pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act (the “WBCA”) authorize Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving them because they were an officer or director. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation to agree to indemnify a director and obligate itself to advance or reimburse expenses without regard to the provisions of Sections 23B.08.510 through 23B.08.550 of the WBCA; provided, however, that no such indemnity shall be made from or on account of any (a) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (b) conduct in violation of Section 23B.08.310 of the WBCA (relating to unlawful distributions), or (c) any transaction from which a director personally received a benefit in money, property, or services to which the director was not legally entitled.

Microsoft’s Amended and Restated Articles of Incorporation require indemnification of Microsoft’s officers and directors to the fullest extent not prohibited by applicable law. Microsoft’s Amended and Restated Articles of Incorporation provide for procedures for individuals seeking indemnification and/or advancement of expenses. Microsoft’s Amended and Restated Articles of Incorporation also contain a provision eliminating the personal liability of directors to Microsoft or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the WBCA, or (iii) any transaction from which a director personally received a benefit in money, property, or services to which the director was not legally entitled.

Microsoft established an indemnification trust (“Directors’ Indemnification Trust”) to fund Microsoft’s obligations to indemnify and/or advance expenses to directors arising from their service in the event Microsoft does not or is financially unable to provide the indemnification and/or advancement. Microsoft also has an indemnification trust (“Officers’ Indemnification Trust”) that funds Microsoft’s indemnification obligations to certain past and present officers arising from their activities as such. The Directors’ Indemnification Trust and the Officers’ Indemnification Trust were most recently amended and restated in 2016 to increase the minimum balance of principal assets in each trust to $50 million.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

5.1+	Opinion of counsel regarding legality of the common stock being registered

15+	Letter re unaudited interim financial information

23.1+	Consent of Independent Registered Public Accounting Firm

23.2	Consent of counsel (included in opinion filed as Exhibit 5.1)

Exhibit Number	Description of Document

99.1*	Microsoft Corporation 2001 Stock Plan (incorporated by reference to Exhibit 10.1 to Microsoft’s Form 10-K Annual Report for the year ended June 30, 2016, filed with the Commission on July 28, 2016)

99.2*	Microsoft Corporation 1999 Stock Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.3 to Microsoft’s Form 10-K Annual Report for the year ended June 30, 2017, filed with the Commission on August 2, 2017)

99.3*	Microsoft Corporation 2017 Stock Plan (incorporated by reference to Annex C of Microsoft’s Proxy Statement for its 2017 Annual Shareholders Meeting, filed with the Commission on October 16, 2017)

+	Filed herewith.
*	Incorporated herein by reference.

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on November 30, 2017.

MICROSOFT CORPORATION

By:	/s/ Amy E. Hood
Name:	Amy E. Hood
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments have been signed by the following persons in the capacities indicated below on November 30, 2017.

Signature	Title
/s/ Satya Nadella	Chief Executive Officer and Director
Satya Nadella	(Principal Executive Officer)
/s/ Amy E. Hood Amy E. Hood	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Frank H. Brod Frank H. Brod	Corporate Vice President, Finance and Administration and Chief Accounting Officer (Principal Accounting Officer)
/s/ John W. Thompson	Chairman
John W. Thompson
/s/ William H. Gates III	Director
William H. Gates III
/s/ Reid G. Hoffman	Director
Reid G. Hoffman
/s/ Hugh F. Johnston	Director
Hugh F. Johnston
/s/ Teri L. List-Stoll	Director
Teri L. List-Stoll
/s/ Charles H. Noski	Director
Charles H. Noski
/s/ Helmut Panke	Director
Helmut Panke

Signature	Title
/s/ Sandra E. Peterson	Director
Sandra E. Peterson
/s/ Penny S. Pritzker	Director
Penny S. Pritzker
/s/ Charles W. Scharf	Director
Charles W. Scharf
/s/ Arne M. Sorenson	Director
Arne M. Sorenson
/s/ John W. Stanton	Director
John W. Stanton
/s/ Padmasree Warrior	Director
Padmasree Warrior